EXHIBIT 10.1

April 29, 2024

Ronald Totton

Re:    Employment as Interim President and Chief Executive Officer

Dear Ron:

This letter agreement (this “Agreement”) sets forth the terms of your employment as the Interim President and Chief Executive Officer (the “Interim CEO”) of KORE Group Holdings, Inc. (the “Company”).

1.Effective Date; Interim Period

1.The term of this Agreement and your employment with the Company will (i) commence effective as of April 29, 2024 (the “Effective Date”) and (ii) terminate on the first to occur of (a) the date on which a new President and Chief Executive Officer of the Company is appointed by the Board of Directors of the Company (the “Board”) and such individual commences employment with the Company, (b) October 29, 2024, and (c) such earlier or later date as shall be agreed between you and the Board. The period from the Effective Date through the date of such termination is referred to as the “Interim Period”. Notwithstanding the foregoing, the parties agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice; provided, however, that you shall be entitled in the event of such early termination to continue to receive the salary set forth in Section 3(a) through October 29, 2024 unless the Company terminates your employment for Cause (as such term is defined in the Company’s 2021 Long-Term Stock Incentive Plan (the “Plan) you voluntarily resign your employment other than upon expiration of the Interim Period, or your employment terminates on account of your death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in which case you shall only receive the salary, benefits and expense reimbursement through the date of such termination.

2.Position and Duties

During the Interim Period, you shall (i) from the Effective Date through May 3, 2024, be employed as an executive advisor to the Company; (ii) from May 3, 2024, be employed as Interim CEO of the Company, with such duties, responsibilities and authority as are customary and consistent with such position, and (iii) report directly to the Board.

During the Interim Period, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board, other than continuing service on the other corporate boards of directors on which you currently serve on the date hereof. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees), provided that such activities do not at the time the activity or activities commence or thereafter create an actual or potential business or fiduciary conflict of interest or interfere in any material respect with your duties with the Company.

You will be permitted to work from home during the Interim Period; provided, however, you agree to travel to the Company’s offices in Atlanta, Georgia and other locations as requested by the Board or as otherwise reasonably necessary to perform your duties as the Interim CEO.

3.Compensation

(a)Salary. Until the later of the end of the Interim Period or, in certain circumstances set forth above, October 29, 2024, you shall receive a monthly salary of seventy-five thousand dollars ($75,000) (the “Salary”), prorated based on the number of days in the applicable month on which you are employed, payable in accordance with the Company’s normal payroll practices applicable to executive officers of the Company (no less frequently than monthly), subject to Section 5 below. You shall not be eligible to receive any other cash compensation, bonuses or incentives other than the Salary.

(b)Equity Award. Effective as of the Effective Date, the Company shall grant to you, as an inducement to your employment, restricted stock units covering two hundred fifty thousand (250,000) shares of Company Common Stock (“RSUs”). The RSUs shall vest in full on the earlier of (i) the one-year anniversary of the date of the grant of the RSUs, if you remain continuously employed with the Company from the Effective Date until such date, or (ii) the date your employment with the Company terminates other than if the Company terminates your employment for Cause or you voluntarily resign your employment (other than in connection with the expiration of the Interim Period as described above). The terms and conditions of the RSUs shall be set forth in a separate award agreement and will be granted as “inducement awards” outside the Plan but otherwise pursuant to the terms of the Plan as if the RSUs were granted under the Plan. You will not be eligible to receive any further equity-based awards during the Interim Period.

(c)Employee Benefits. During the Interim Period, you shall be eligible for employee benefits on the terms and conditions set forth in the applicable employee benefit plans, as generally provided by the Company or its affiliates from time to time to similarly-situated senior executives.

(d)Expense Reimbursement. You shall be reimbursed for (i) all reasonable business expenses incurred in connection with your service as Interim CEO during the Interim Period in accordance with the terms of the Company’s policies applicable to senior executive officers of the Company, to the extent applicable and as the same may be in effect from time to time.

4.Confidentiality

You agree that, during your employment as the Interim CEO and at all times thereafter, you shall hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its affiliates, which was disclosed to you or which you became aware of during your employment with the Company, which is of tangible or intangible value to the Company or its affiliates, and the details of which are not generally known to competitors of the Company or its affiliates (“Confidential Information”). However, Confidential Information shall not include information that has been voluntarily disclosed to the public by the Company or its affiliates, except where such public disclosure has been made by you without authorization, which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means. Except in the good faith performance of your services to the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those individuals designated by it. In addition, you agree that upon your cessation of employment as the Interim CEO, you shall provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your employment as the Interim CEO under this Agreement, including but not limited to those containing Confidential Information. You acknowledge that the Company would be irreparably injured by a violation of this Section 4, and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this Section 4. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Securities Exchange Act of 1934 or from disclosing or discussing details of a claim of sexual assault.

5.Section 409A

This Agreement is intended to comply with the provisions of Section 409A of Code and the Treasury regulations relating thereto or an exception to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation, and in no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. To the extent required by Section 409A of the Code, any termination of employment shall be construed consistent with a separation from service. If any payment, compensation or other benefit provided to you in connection with your employment termination is subject to Section 409A of the Code, and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, then no portion of such “nonqualified deferred compensation” payable on a separation from service shall be paid before the earlier of (i) the day that is six (6) months plus one (1) day after the date of termination or (ii) five (5) days following the date of your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit. Any tax indemnification payments shall be paid by the Company to you (or the applicable tax authority as may be agreed between the parties) within five business days of the date the obligation arises and in all events no later than the end of your taxable year next following your taxable year in which the applicable tax (and any income or other related taxes or interest or penalties thereon) are remitted to the applicable taxing authority or, in the case of amounts relating to a claim that does not result in the remittance of any federal, state or local income, social security or other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of your compensation is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of the compensation set forth in this letter.

6.Miscellaneous

(a)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b)Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of your employment as the Interim CEO, and effective as of the Effective Date, supersedes all prior understandings, term sheets or commitments, whether written or oral, relating to the terms and conditions of employment between you and the Company and its affiliates.

(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflicts of law.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)Successors. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement,

“Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(g)Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim CEO on the officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

(h)Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

To confirm the foregoing terms are acceptable to you, please sign this Agreement and return a copy to the Company no later than April 28, 2024.

Very truly yours,

KORE GROUP HOLDINGS, Inc.

By:    /s/ Jack W. Kennedy Jr.
Name:    Jack W. Kennedy Jr.
Title:    Executive Vice President, Chief Legal Officer & Secretary

Acknowledged and agreed:

/s/ Ronald Totton
Ronald Totton
Date: April 29, 2024